Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

QUICKSILVER RESOURCES INC.

Quicksilver Resources Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies:

FIRST:

The Corporation’s Board of Directors approved the following amendment to the Fourth Articles of the Restated Certificate of Incorporation of the Corporation so that, if approved by the stockholders, such Article shall be and read as follows:

“The aggregate number of shares of all classes of stock which the Corporation shall be authorized to issue is 110,000,000 divided into the following: 100,000,000 shares of Common Stock, par value of one cent ($0.01) per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value of one cent ($0.01 per share (the “Preferred Stock”).

The Board of Directors of the Corporation is expressly vested with authority to issue one or more series of Preferred Stock having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are permitted by law and as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series of stock adopted by the Board of Directors.”

SECOND:

That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

THIRD:	This Certificate of Amendment to the Restated Certificate of Incorporation shall be effective as of the date of filing.

FOURTH:	This Certificate of Amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Quicksilver Resources Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer this 18th day of May, 2004.

QUICKSILVER RESOURCES INC.

By:        /s/ Glenn Darden

Glenn Darden, President and

Chief Executive Officer